Exhibit 99.7
PENN MILLERS MUTUAL HOLDING COMPANY
72 NORTH FRANKLIN STREET
WILKES-BARRE, PENNSYLVANIA 18773
NOTICE OF SPECIAL MEETING OF MEMBERS
          Notice is hereby given that a Special Meeting of Members (the “Special Meeting”) of Penn Millers Mutual Holding Company (“Penn Millers Mutual” or the “Company”) will be held at                                          on October 15, 2009, at            a.m. Business to be considered at the Special Meeting shall be:
(1)	To consider and vote upon the Plan of Conversion from Mutual to Stock Organization (the “Plan”) providing for the conversion of Penn Millers Mutual from a Pennsylvania mutual holding company to a Pennsylvania stock holding company, and certain related transactions including the adoption of Amended and Restated Articles of Incorporation of the Company.

(2)	To consider and vote upon any other matters that may lawfully come before the Special Meeting.
          As of the date of mailing of this Notice of Special Meeting, the Board of Directors is not aware of any other matters that may come before the Special Meeting.
          Under the Bylaws of Penn Millers Mutual, each named insured under a policy of insurance issued by Penn Millers Mutual that was in force at the close of business on July 10, 2009, is a member entitled to vote, except that each such member is entitled to only one vote at the Special Meeting.

BY THE ORDER OF THE BOARD OF DIRECTORS

Douglas A. Gaudet
President, Chief Executive Officer and Director

                    , 2009
Wilkes-Barre, Pennsylvania

          THE BOARD OF DIRECTORS URGES YOU TO CONSIDER CAREFULLY THIS PROXY MATERIAL. WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, FILL IN, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD(S) USING THE ENCLOSED PROXY REPLY ENVELOPE. THIS WILL ASSURE THAT YOUR VOTE(S) WILL BE COUNTED, BUT WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE SPECIAL MEETING. VOTING IN FAVOR OF THE PLAN WILL NOT OBLIGATE YOU TO PURCHASE COMMON STOCK IN THE OFFERING. IF YOU HAVE ANY QUESTIONS, PLEASE CONTACT US AT (877) 764-2743, BETWEEN THE HOURS OF 10:00 A.M. AND 4:00 P.M.

PENN MILLERS MUTUAL HOLDING COMPANY
PROXY STATEMENT
          YOUR PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF PENN MILLERS MUTUAL INSURANCE COMPANY FOR USE AT A SPECIAL MEETING OF ITS MEMBERS TO BE HELD ON OCTOBER 15, 2009, AND ANY ADJOURNMENT OF THAT MEETING, FOR THE PURPOSES SET FORTH IN THE FOREGOING NOTICE OF SPECIAL MEETING.
          THE BOARD OF DIRECTORS URGES YOU TO VOTE “FOR” THE PLAN OF CONVERSION FROM MUTUAL TO STOCK ORGANIZATION OF PENN MILLERS MUTUAL.
INTRODUCTION
          Purpose of Meeting. A Special Meeting of Members (the “Special Meeting”) of Penn Millers Mutual Holding Company (“Penn Millers Mutual” or the “Company”) will be held at                                         ,                     , on October 15, 2009, at                      , Eastern Time. The purpose of the Special Meeting is to consider and vote upon a Plan of Conversion from Mutual to Stock Organization (the “Plan”) (enclosed herein). The Plan was adopted by the Company’s Board of Directors and, if approved by a majority of members at the Special Meeting who are the named insureds under policies of insurance issued by the Company that were in force at the close of business on July 10, 2009 (“the Voting Record Date”), will permit the Company to convert from a Pennsylvania mutual holding company to a Pennsylvania stock holding company (the “Conversion”) and become a wholly-owned subsidiary of Penn Millers Holding Corporation (the “Holding Company”) pursuant to the provisions of the Pennsylvania Business Corporation Law (the “Act”). The Holding Company is a Pennsylvania corporation formed by Penn Millers Mutual for the purpose of becoming its holding company upon the completion of the Conversion. The Holding Company, Penn Millers Mutual and Penn Millers Insurance Company are collectively referred to as “Penn Millers”. All statements made in this Proxy Statement regarding the Plan are qualified in their entirety by reference to the Plan, a copy of which is attached hereto as Exhibit A.
          The Plan and the Amended and Restated Articles of Incorporation are available at from the Company’s website, www.pennmillers.com.

INFORMATION RELATING TO VOTING AT THE SPECIAL MEETING
          The Board of Directors of the Company has determined that, in accordance with the Bylaws of the Company and the terms of the Plan, each named insured under an insurance policy issued by Penn Millers Insurance Company, its property and casualty insurance company subsidiary, that was in force at the close of business on the Voting Record Date is a member who is entitled to notice of and to vote at the Special Meeting (a “Record Date Member”). Each Record Date Member will be entitled at the Special Meeting to cast only one vote if such member of the Company is the named insured as of the Voting Record Date. Thus, a Record Date Member under more than one insurance policy in force as of the Voting Record Date will have only one vote. If there is more than one Record Date Member under an insurance policy in force as of the Voting Record Date, those Record Date Members will collectively have only one vote with respect to such insurance policy.
          Twenty-five Record Date Members must be present, in person or by proxy, to constitute a quorum at the Special Meeting. Approval of the Plan will require the affirmative vote, either in person or by proxy, of at least a majority of the Record Date Members at the Special Meeting. As of the Voting Record Date, the Company had                      policies outstanding with respect to which the Record Date Members would be entitled to cast a total of                      votes at the Special Meeting.
          Record Date Members may vote at the Special Meeting or any adjournment thereof in person or by proxy. If no contrary instructions are given, signed proxies will be voted in favor of the Plan. If any other matters are properly presented before the Special Meeting, the proxies solicited hereby will be voted on such matters by the proxyholders according to their discretion. Any member giving a proxy will have the right to revoke his or her proxy at any time before it is voted by delivering written notice or a duly executed proxy bearing a later date to the Secretary of the Company, or by attending the Special Meeting and voting in person.
          In the event of more than one Record Date Member under an insurance policy, only one signature is required on the proxy. In the event that conflicting proxies are received from more than one Record Date Member with respect to the same policy or in the case of a tie, the proxyholders will vote in accordance with the instructions set forth in the latest proxy to be filed.
          The Company has retained Griffin Financial Group, LLC (“Griffin Financial”) to act as a best efforts underwriter in connection with the offering related to this Conversion. Independent agents of the Company, as the primary contact between the Company and members, frequently can be expected to be the initial contact with members and, as a result, may obtain proxies for or against the Plan. The Company expects to reimburse agents for their reasonable expenses. Proxies also may be solicited by officers, directors or other employees of the Company, in person, by telephone or through other forms of communication. Such persons will be reimbursed by the Company only for their expenses incurred in connection with this solicitation.
          The proxies solicited hereby will be used only at the Special Meeting and at any adjournment thereof; they will not be used at any other meeting.
PENN MILLERS HOLDING CORPORATION
          Penn Millers Holding Corporation was incorporated under the laws of the Commonwealth of Pennsylvania at the direction of the Board of Directors of Penn Millers Mutual for the purpose of serving as a holding company of Penn Millers Mutual upon the acquisition of all of the capital stock issued by Penn Millers Mutual in the Conversion. Prior to the Conversion, the Holding Company has not engaged, and will not engage, in any material operations. Upon completion of the Conversion, the Holding Company will have no significant assets other than the outstanding capital stock of Penn Millers Mutual and between approximately $37.3 million and $57.4 million of the net proceeds from the offering. The Holding Company’s principal business will be to hold the stock of Penn Millers Mutual. The Holding Company also may provide management services to Penn Millers Mutual, and its insurance company subsidiary, Penn Millers Insurance Company.
          The holding company structure will permit the Holding Company to expand the services currently offered through Penn Millers Insurance Company, although there are no definitive plans or arrangements for expansion at present. The Holding Company will have greater flexibility than Penn Millers Mutual to diversify its business activities through existing or newly-formed subsidiaries or through acquisition or merger with other insurance companies or financial service institutions. After the Conversion, the Holding Company will be subject to regulation by the Pennsylvania Insurance Department (the “Department”).
          The Holding Company’s executive offices are located at 72 North Franklin Street, Wilkes-Barre, Pennsylvania, and its telephone number is (800) 822-8111.
PENN MILLERS MUTUAL HOLDING COMPANY
          Penn Millers Mutual is a Pennsylvania-domiciled mutual holding company formed in 1999 when Penn Millers Insurance Company converted from mutual to stock form and reorganized in a mutual holding structure. Pursuant to the Department’s 1998 order approving Penn Millers Mutual was formed and each of the policyholders of Penn Millers Insurance Company became members of Penn Millers Mutual.
PENN MILLERS INSURANCE COMPANY
          Penn Millers Insurance Company was originally formed as a mutual insurance company in 1887 and offers a wide array of property and casualty insurance products designed to meet the insurance needs of certain segments of the agricultural industry and small commercial businesses. Our agribusiness insurance product includes fire and allied lines, inland marine, general liability, commercial automobile, workers’ compensation and umbrella liability insurance. Our commercial product insurance product combines property, liability, business interruption, and crime coverage for small businesses; workers’ compensation; commercial automobile; and umbrella liability coverage. Penn Millers Insurance Company primarily markets its products through a network of over 450 independent producers in 33 states. Penn Millers Insurance Company has been assigned an “A-” (Excellent) rating by A.M. Best Company, Inc., which is the fourth highest out of fifteen ratings. The latest rating evaluation by A.M. Best Company, Inc. occurred on June 23, 2009.

          Penn Millers Insurance Company and its affiliates are, and after the Conversion will continue to be, subject to examination and comprehensive regulation by the Department. The principal offices of Penn Millers Mutual and Penn Millers Insurance Company are located at 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18773, and the telephone number for this office is (800) 233-8347.
DESCRIPTION OF THE PLAN OF CONVERSION
General
          Effective as of April 22, 2009, Penn Millers Mutual adopted a Plan of Conversion to convert from a mutual to a stock form of organization. Pursuant to the Plan, Penn Millers Mutual will: (i) convert from a Pennsylvania-chartered mutual holding company to a Pennsylvania-chartered stock holding company, which will be accomplished by the amendment of its Articles of Incorporation to authorize the issuance of capital stock and to comply with the requirements of a Pennsylvania stock corporation, and (ii) issue all of its authorized capital stock to the Holding Company. The Holding Company will offer for sale between 4,505,000 and 6,095,000 shares of Holding Company common stock at a price of $10.00 per share (provided that, the maximum number of shares sold may be increased to 6,772,221 shares solely to accommodate the 9.99% interest being purchased by the ESOP, as discussed in more detail below). This amount was determined based upon an independent valuation of the consolidated pro forma market value of Penn Millers Mutual as a subsidiary of the Holding Company. The valuation was performed by Curtis Financial Group, LLC (“Curtis Financial”).
          The Conversion is contingent upon approval of the Plan by the Record Date Members of the Company. The Department is approved the Plan on August 19, 2009. The Department’s approval of the Plan is not a recommendation or endorsement of the Plan or the related stock offering.
Background and Reasons for the Conversion
          The Plan of Conversion was adopted by Penn Millers Mutual on April 22, 2009. The Company adopted the Plan of Conversion because it believes that growth is critical to Penn Millers’ success. Penn Millers Mutual believes that completion of the Conversion will provide it with strategic flexibility. With increased capital Penn Millers will be positioned to grow as an independent company and achieve its operational goals. Penn Millers believes this ability to continue as a separate, independent company group of companies is a desirable strategic position.
          Operationally, Penn Millers Insurance Company is primarily a commercial property and casualty insurer and it expects that its agribusiness and commercial business will remain its focus. Penn Millers Insurance Company will use the capital generated by the Conversion and related stock offering to strengthen this core competency. Specifically, Penn Millers Insurance Company goals are to:
•	Take advantage of growth opportunities when and if a hard market cycle market returns. During a “hard market” cycle price competition is less severe in the property and casualty insurance industry and insurers are able to increase premiums, maintain underwriting discipline, and earn higher profit margins. During such hard market cycles, Penn Millers Insurance Company has historically experienced growth that exceeded industry growth rates. Therefore, we want to ensure it has sufficient capital to support the additional premium growth and growth opportunities that it may experience in the next hard market cycle.

•	Attract and retain high-quality insurance producers. Penn Millers Insurance Company’s policies are sold through select independent insurance producers. There producers significantly influence the insured’s decision to choose Penn Millers Insurance Company’s products over those of its competitors. Penn Millers Insurance Company will need capital to continue to differentiate itself and attracting producers through by providing responsive and consistent communications and services from Penn Millers Insurance Company loss control, claim adjustment, and management representatives.

•	Continue to develop and market products for niche businesses and industries. Penn Millers Insurance Company has been a niche player in the agribusiness market for over 120 years. In 2009, we introduced our PennEdge product that will enable us to write customized coverages for mid-size commercial accounts. The PennEdge product is designed for niche industry segments, such as dry cleaners, manufacturing, hospitality, and printers. Penn Millers Insurance Company will need capital to continue to develop and market these niche products by growing its producer network and entering into select strategic alliances.

The Offering of Holding Company Common Stock
          In connection with the Plan, the Holding Company is concurrently offering for sale Holding Company common stock through the issuance of nontransferable subscription rights (the “Subscription Offering”), first, to the members of Penn Millers Mutual, who are policyholders of Penn Millers Insurance Company, as of April 22, 2009 (the “Eligible Members”), second, to the Holding Company’s employee stock ownership plan (the “ESOP”), and third, to the directors, officers and employees of the Company. Subscription rights received in any of the foregoing categories will be subordinated to the subscription rights of those in a prior category, except that the ESOP shall have the right to purchase in the aggregate up to 9.99% of the number of shares of Holding Company common stock issued in the Conversion.
          This Proxy Statement does not constitute an offer to sell shares of Holding Company common stock. Such offer shall be made only by means of the prospectus that accompanies this Proxy Statement. Please review the prospectus carefully before investing. The prospectus contains detailed information concerning the Subscription Offering, including:
•	a discussion of the risks of investing in shares of Holding Company common stock;

•	historical financial data for Penn Millers Mutual;

•	pro forma financial data for the Holding Company;

•	a discussion of Penn Millers Mutual’s business, financial condition and results of operations;

•	a review of certain tax consequences of the Conversion to Penn Millers Mutual and its members;

•	information concerning management and management compensation; and

•	a discussion of the Holding Company’s articles of incorporation and bylaws.

          If Penn Millers Mutual receives subscriptions in the Subscription Offering for more than 6,095,000 shares, which is the maximum number being offered to Eligible Members and directors, officers and employees of Penn Millers Mutual, the subscription of such Eligible Members, directors, officers and employees of Penn Millers Mutual may be reduced. In that event, no shares will be sold in the Community Offering (as defined below), and the shares of common stock will be allocated first to Eligible Members and then to directors, officers and employees of Penn Millers Mutual. The maximum number of shares being offered will be increased to the extent necessary to allow the ESOP to purchase 9.99% of the shares issued in the Conversion.
          If Eligible Members subscribe for more than 6,095,000 shares, no shares of common stock will be sold to directors, officers and employees of Penn Millers Mutual (except in his or her capacity as an Eligible Member). The shares of common stock will be allocated so as to permit each subscribing Eligible Members to purchase up to 1,000 shares (unless the magnitude of subscriptions does not permit such an allocation). Any remaining shares will be allocated among the Eligible Members who subscribe for more than 1,000 shares in proportion to the respective amounts of shares for which they subscribe.
          To the extent that shares remain available after satisfaction of all subscriptions in the Subscription Offering, shares of Holding Company common stock may be offered to the general public in a community offering (the “Community Offering”). The Community Offering, if any, will commence at the same time as, during, or promptly after the Subscription Offering and will not continue for more than ___days after the end of the Subscription Offering, unless extended by us with the approval of the Department.
          In the Community Offering, the Holding Company, in its sole and absolute discretion, may give preference to subscriptions received from the following categories of subscribers before proceeding to accept subscriptions from the general public:
•	licensed insurance agencies that have been appointed by or otherwise are under contract with Penn Millers Mutual to market and distribute policies of insurance;

•	members under policies of insurance issued by Penn Millers Mutual after April 22, 2009; and

•	natural persons and trusts of natural persons (including individual retirement and Keogh retirement accounts and personal trusts in which such natural persons have substantial interests) who are residents of Lackawanna or Luzerne Counties, Pennsylvania; and
     Subject to the priority categories described in the preceding paragraph, the Holding Company common stock offered in the Community Offering will be offered and sold in a manner designed to achieve a wide distribution of the common stock. Unlike the Subscription Offering, purchasers in the Community Offering do not have any right to purchase shares in the Offering, and their orders are subordinate to the rights of the eligible subscribers in the Subscription Offering.
          If the number of shares purchased in the Subscription and Community Offerings are collectively less than 4,505,000, then Penn Millers Mutual may choose to return all funds received in the Offerings promptly to purchasers, with any interest earned on such funds. Alternatively, Penn Millers Mutual may cause a new valuation of the pro forma market value of Penn Millers Mutual, as a subsidiary of LMI Holdings, to be performed, and based on this valuation commence a new offering of the common stock. In that event, people who submitted orders will be permitted to cancel, modify, or confirm their orders.
          The Subscription Offering and the Community Offering (collectively, the “Conversion Offerings”) will be managed by Griffin Financial. Any shares of Holding Company Common Stock not purchased in the Conversion Offerings may, in the absolute discretion of the Holding Company, be offered for sale to the general public through a syndicate of registered broker-dealers to be formed and co-managed by Griffin Financial and Sterne Agee & Leach, Inc. on the Holding Company’s behalf (the “Syndicated Community Offering”). The Conversion Offerings and the Syndicated Community Offering, if any, are hereinafter collectively referred to as the “Offerings.”
          The common stock issued in the Offerings will be freely transferable under the 1933 Act; provided, however that shares issued to directors and officers of Penn Millers Mutual or of the Holding Company will be restricted as to transfer for a period of six months from the effective date of the Conversion pursuant to the provisions of the Act, and will be subject to additional transfer restrictions under the 1933 Act.
Valuation of the Company
          The Act requires that the aggregate purchase price of the Holding Company common stock to be issued in the Conversion be equal to the fair market value of such shares based upon an independent valuation of the estimated consolidated pro forma market value of Penn Millers Mutual. Curtis Financial, a firm experienced in corporate valuations, has made an independent appraisal of the estimated consolidated pro forma market value of Penn Millers Mutual (the “Valuation”) as a subsidiary of the Holding Company and has determined that, as of June 5, 2009, such estimated consolidated pro forma market value ranged from $45,050,000 to $60,950,000 (the “Estimated Valuation Range”). The Holding Company, in consultation with its advisors, has determined to offer the shares in the Conversion at a price of $10.00 per share (the “Purchase Price”). Accordingly, the Holding Company will offer between 4,505,000 and 6,095,000 shares of Holding Company common stock in the Offerings, except that the Holding Company may issue up to 6,772,221 shares if necessary to satisfy the ESOP’s subscription rights to purchase 9.99% of the shares issued in the Conversion.
          The Valuation is not intended and must not be construed as a recommendation of any kind as to the advisability of purchasing shares or as any form of assurance that, after the Conversion, the shares can be resold at or above the Purchase Price. The Valuation considered a number of factors and was based upon estimates derived from those factors, all of which are subject to change from time to time. In preparing the Valuation, Curtis Financial relied upon and assumed the accuracy and completeness of financial and statistical information provided by Penn Millers Mutual. Curtis Financial did not verify the audited financial statements of Penn Millers Mutual as of and for the years ended December 31, 2008, 2007, 2006 and 2005, or independently value the assets of Penn Millers Mutual. The Valuation will be further updated immediately prior to the completion of the Conversion.
          The total number of shares to be issued in the Conversion may be increased or decreased without a resolicitation of subscribers if the aggregate purchase price is not less than the minimum or more than the maximum of the Estimated Valuation Range, which maximum may be increased if necessary to satisfy the subscription rights of the ESOP. Based on the Purchase Price and excluding shares issued to the ESOP, the total number of shares of Holding Company Common Stock that may be issued without a resolicitation of subscribers is from 4,505,000 to 6,095,000 shares. If, subsequent to re-solicitation, if any, less than the minimum number of shares offered is sold, all subscriptions will be canceled and all funds will be returned to subscribers with any interest earned on such funds.
Amendment of Articles of Incorporation.
          The Conversion will be accomplished by the filing of amended and restated articles of incorporation for Penn Millers Mutual. These amended and restated articles will, among other things, create and authorize the issuance of shares of capital stock of the converted company. After issuance of the shares of capital stock to the Holding Company, Penn Millers Mutual will become a wholly owned stock subsidiary of the Holding Company. The Conversion will be effected only if subscriptions are received for at least 4,505,000 shares of common stock. The Conversion will be accounted for as a simultaneous reorganization, recapitalization and share offering that will not change the historical accounting basis of Penn Millers Mutual’s financial statements.
Effect of the Conversion on Members
          General. Each member of Penn Millers Mutual is a policyholder of Penn Millers Insurance Company, and as such has certain interests in Penn Milers Mutual, including the right to vote for the election of directors and certain other corporate transactions, and the right to receive dividends if, as and when declared by the board of directors of the Company.
          Mutual members also have rights in the unlikely event of a solvent dissolution of a mutual company. Under Pennsylvania law, it is unclear how mutual members are treated in this case. One provision of Pennsylvania law applies to all nonstock corporations. Under this provision, unless otherwise provided in the articles, bylaws or the documents evidencing membership in the nonstock corporation, upon a solvent dissolution, members have the right to receive a pro rata distribution of any surplus remaining after the satisfaction of all claims and other liabilities of the company. A more recent provision of Pennsylvania law, specifically applicable to mutual insurance companies, states that any surplus of a mutual insurance company remaining after satisfaction of all claims and liabilities escheats to the Commonwealth of Pennsylvania. In the view of the Department, the more recent statute is controlling.
          A member of Penn Millers Mutual, a mutual company must have an effective insurance policy issued by its insurance subsidiary, Penn Millers Insurance Company. However, this membership interest has no market value because it cannot be separated from the underlying policy and in any event is not transferable. A policyholder whose policy is terminated loses the membership interest. As of the completion of the Conversion, all member interests in Penn Millers Mutual described herein will terminate. However, the termination of your membership interest will not change your insurance coverage or premiums.
          If the Plan of Conversion is not approved by Penn Millers Mutual’s Record Date Members or if the Conversion fails to be completed for any other reason, Penn Millers Mutual will continue as a mutual holding company. In this case, the Record Date Members will retain the rights described above.
          Continuity of Insurance Coverage and Business Operations. The Conversion will not change the insurance protection or premiums under individual insurance policies with Penn Millers Insurance Company. During and after the Conversion, the normal business of Penn Millers Insurance Company of issuing insurance policies in exchange for premium payments and processing and paying claims will continue without change or interruption. After the Conversion, Penn Millers Insurance Company will continue to provide services for members under current policies and by its present management and staff.
          The Board of Directors serving Penn Millers Mutual at the time of the Conversion will serve as the Board of Directors of Penn Millers Mutual after the Conversion. The Board of Directors of the Holding Company will consist of the following persons, each of whom is an existing director of Penn Millers Mutual: Heather M. Acker, F. Kenneth Ackerman, Jr., Dorrance R. Belin, John L. Churnetski, John M. Coleman, Douglas A. Gaudet, Kim E. Michelstein, Robert A. Nearing, Jr., Donald A. Pizer, James M. Revie, J. Harvey Sproul, Jr. All officers of Penn Millers Mutual at the time of the Conversion will retain their positions with Penn Millers Mutual after the Conversion.

          Voting Rights. After the Conversion, the voting rights of all members in Penn Millers Mutual will cease. Members will no longer have the right to elect the directors of Penn Millers Mutual or approve transactions involving Penn Millers Mutual. Instead, voting rights in Penn Millers Mutual will be held by the Holding Company, which will own all the capital stock of the converted Penn Millers Mutual. Voting rights in the Holding Company will be held by the shareholders of the Holding Company. Each holder of common stock will be entitled to vote on any matter to be considered by the shareholders of the Holding Company, subject to the terms of the Holding Company’s articles of incorporation and bylaws and to the provisions of Pennsylvania and federal law.
          Dividends. The Conversion will not affect the reasonable expectation of a member to receive dividends from Penn Millers Mutual. Currently, dividends will be paid only if, as and when declared by the board of directors of Penn Millers Mutual. Penn Millers Mutual has never declared a member dividend. Regarding the Holding Company, its shareholders will have the exclusive right to receive any dividends paid by the Holding Company.
          Rights Upon Dissolution. As discussed above, it is unclear what right members would have if there were a solvent dissolution of Penn Millers Mutual. However, it is clear that after the Conversion, members will no longer have the right to receive a pro rata distribution of any remaining surplus of Penn Millers Mutual. Instead, this right will vest in the Holding Company as the sole shareholder of Penn Millers Mutual. In the event of a liquidation, dissolution or winding up of the Holding Company, shareholders of the Holding Company would be entitled to receive, after payment of all debts and liabilities of the Holding Company, a pro rata portion of all assets of the Holding Company.
          Federal Income Tax Considerations
General
     The statements of United States federal income tax law, or legal conclusions with respect to United States federal income tax law, in the following discussion constitute the opinion of Stevens & Lee on the material federal income tax considerations to:
•	Penn Millers Mutual upon the conversion of Penn Millers Mutual from a mutual holding company to a stock holding company;

•	eligible members that are U.S. Persons that hold their membership interests in Penn Millers Mutual as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), of the receipt, exercise and lapse of subscription rights to purchase shares of the common stock of Penn Millers Holding Corporation (which we refer to as our common stock) in the subscription offering;

•	eligible members that are U.S. Persons that purchase shares of our common stock in the subscription offering upon the exercise of subscription rights and hold their shares of our common stock as a capital asset within the meaning of Section 1221 of the Code, of the acquisition, ownership and disposition of shares of our common stock purchased in the subscription offering; and

•	other investors that are U.S. Persons that purchase shares of our common stock in the community offering and hold their shares of our common stock as a capital asset within the meaning of Section 1221 of the Code, of the acquisition, ownership and disposition of shares of our common stock purchased in the community offering.
     The following discussion is based, primarily, on private letter rulings that have been issued by the Internal Revenue Service to certain corporations unrelated to Penn Millers that have engaged in transactions that are analogous to the conversion. Under the Code, private letter rulings are directed only to the taxpayer that requested the rulings and they may not be used or cited as precedent by other taxpayers. In addition, some of the discussion below under “— Tax Consequences of Subscription Rights ,” is outside the scope of the private letter rulings that have been issued by the Internal Revenue Service and is based on the Code, Treasury regulations promulgated under the Code, judicial authorities, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any part of the discussion under “— Tax Consequences of Subscription Rights,” below.
     The following discussion is directed solely to eligible members of Penn Millers Mutual that are U.S. Persons and hold membership interests in a qualifying policy as a capital asset within the meaning of Section 1221 of the Code, and it does not purport to address all of the United States federal income tax consequences that may be applicable to Penn Millers Mutual or to the individual circumstances of particular categories of eligible members of Penn Millers Mutual, in light of their specific circumstances. For example, if a partnership holds membership interests in a qualifying policy, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership that holds membership interests in a qualifying policy, you should consult your tax advisor. In addition, the following discussion does not address aspects of United States federal income taxation that may be applicable to eligible members of Penn Millers Mutual subject to special treatment under the Code, such as financial institutions, insurance companies, pass-through entities, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers or traders in securities, or tax-exempt organizations, or any aspect of the U.S. alternative minimum tax or state, local or foreign tax consequences of the proposed transactions.
     For purposes of this discussion, the term “U.S. Person” means (a) a citizen or resident of the United States, (b) a corporation, or entity treated as corporation, created or organized in or under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to United

States federal income taxation regardless of its source, (d) a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (ii) the trust has a valid election in effect to be treated as a U.S. Person for United States federal income tax purposes, or (e) any other person or entity that is treated for United States federal income tax purposes as if it were one of the foregoing.
     This discussion does not constitute tax advice and is not intended to be a substitute for careful tax planning. Each eligible member is urged to consult its own tax advisor with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of the receipt, exercise and lapse of subscription rights to purchase shares of our common stock in the subscription offering. Each prospective purchaser of shares of our common stock is urged to consult its own tax advisor with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of the acquisition, ownership and disposition of shares of our common stock purchased pursuant to this offering .
The Conversion
     For federal income tax purposes:
•	the conversion of Penn Millers Mutual from a mutual holding company to a stock holding company will be a reorganization within the meaning of Section 368(a)(1)(E) of the Code;

•	Penn Millers Mutual in its post-conversion stock form will constitute one and the same taxable entity as Penn Millers Mutual in its pre-conversion mutual form;

•	neither Penn Millers Mutual in its pre-conversion mutual form nor Penn Millers Mutual in its post-conversion stock form will recognize gain or loss as a result of the conversion; and

•	the tax attributes of Penn Millers Mutual in its pre-conversion mutual form will remain unchanged as tax attributes of Penn Millers Mutual in its post-conversion stock form. Thus, Penn Millers Mutual’s basis in its assets, holding period for its assets, net operating loss carryovers, if any, capital loss carryovers, if any, earnings and profits and accounting methods will not be changed by reason of the conversion.
Tax Consequences of Subscription Rights
     Generally, the federal income tax consequences of the receipt, exercise and lapse of subscription rights are uncertain. They present novel issues of tax law that are not adequately addressed by any direct authorities. Nevertheless, based upon the advice of Stevens & Lee, we believe, and we intend to take the position that, for U.S. federal income tax purposes:
•	eligible members will be treated as transferring their membership interests in Penn Millers Mutual to Penn Millers Holding Corporation in exchange for subscription rights to purchase Penn Millers Holding Corporation common stock;

•	any gain realized by an eligible member as a result of the receipt of a subscription right with a fair market value must be recognized, whether or not such right is exercised;

•	the amount of gain that must be recognized by an eligible member as a result of the receipt of a subscription right will equal the fair market value of such subscription right;

•	any gain recognized by an eligible member as a result of the receipt of a subscription right with a fair market value should constitute a capital gain, which will be long term capital gain if the eligible member has held its membership interests for more than one year; and

•	if an eligible member is required to recognize gain on the receipt of a subscription right and does not exercise such subscription right, (i) the eligible member should recognize a corresponding loss upon the expiration or lapse of such member’s unexercised subscription right, (ii) the amount of that loss should equal the gain previously recognized upon receipt of the unexercised subscription right, and (iii) if the common stock that an eligible member would have received upon exercise of the lapsed subscription right would have constituted a capital asset in the hands of that eligible member, the resulting loss upon expiration of the subscription right should constitute a capital loss.
     For purposes of determining gain, it is unclear how to determine the number of subscription rights that may be allocated to each eligible member during the subscription offering.
     Curtis Financial has advised us that it believes the subscription rights will not have any fair market value. Curtis Financial has noted that the subscription rights will be granted at no cost to recipients, will be legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of our common stock at the same price to be paid by members of the general public in the community offering. Curtis Financial cannot assure us, however, that the Internal Revenue Service will not challenge Curtis Financial’s determination or that such challenge, if made, would not be successful. Nevertheless, eligible members are encouraged to consult with their tax advisors about the U.S. federal, state, local and non-U.S. income and other tax consequences of the receipt, exercise and lapse of subscription rights to purchase shares of our common stock in the subscription offering. See also “— Recent Developments” below.
Tax Consequences to Purchasers of Our Common Stock in the Offering
     Basis and Holding Period. The adjusted tax basis of a share of our common stock purchased by an eligible member pursuant to the exercise of a subscription right will equal the sum of the amount of cash paid for such share plus the basis, if any, of the subscription right that is exercised to purchase such share, taking into account the income and gain, if any, recognized by such eligible member on the receipt of such subscription right, less any prior return of capital distributions in respect of such stock. In all other cases, a holder’s adjusted tax basis in its shares of our common stock generally will equal the U.S. holder’s acquisition cost less any prior return of capital distributions in respect of such stock. The holding period of a share of our common stock purchased by an eligible member through the exercise of a subscription right will begin on the date on which the subscription right is exercised. In all other cases, the holding period of common stock purchased by an eligible member or other investor in the community offering will begin on the date following the date on which the stock is purchased.
     Dividends and Distributions. If we pay cash distributions to holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the holder’s adjusted tax basis in its shares of our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of its shares of our common stock and will be treated as described under “— Gain or Loss on Sale, Exchange or Other Taxable Disposition of Common Stock” below.
     Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to capital gains for tax years beginning on or before December 31, 2010, after which the rate applicable to dividends is currently scheduled to return to the tax rate generally applicable to ordinary income.
     Gain or Loss on Sale, Exchange or Other Taxable Disposition of Common Stock. In general, a holder of shares of our common stock must treat any gain or loss recognized upon a sale, exchange or other taxable disposition of such shares (which would include a dissolution and liquidation) as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for its shares of our common stock so disposed of exceeds one year. In general, a holder will recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the holder’s adjusted tax basis in its shares of our common stock so disposed of. Long-term capital gain realized by a non-corporate holder generally will be subject to a maximum rate of 15 percent for tax years beginning on or before December 31, 2010, after which the maximum long-term capital gains rate is scheduled to increase to 20 percent. The deduction of capital losses is subject to limitations, as is the deduction for losses realized upon a taxable disposition by a holder of its shares of our common stock if, within a period beginning 30 days before the date of such disposition and ending 30 days after such date, such holder has acquired (by purchase or by an exchange on which the entire amount of gain or loss was recognized by law), or has entered into a contract or option so to acquire, substantially identical stock or securities.
Recent Tax Developments
     We call to your attention that, on August 6, 2008, the opinion of the United States Court of Federal Claims was filed in the case of Eugene A. Fisher, Trustee, Seymour P. Nagan Irrevocable Trust, Plaintiff, v. The United States, Defendant (No. 04-1726T), in which the court ruled that a policyholder of Sun Life Assurance Company that, in the course of the demutualization of Sun Life in a recapitalization that constituted a reorganization under the Code, (a) exchanged its voting and liquidation rights in Sun Life for shares of the common stock of a new holding company that would become the corporate parent of Sun Life (the “Exchange Shares”), and (b) sold the Exchange Shares on the open market, did not realize any income for federal income tax purposes on the sale of the Exchange Shares, because the amount realized by the policyholder on the sale of the Exchange Shares was less than the policyholder’s cost basis in its Sun Life insurance policy as a whole. The opinion of the court is contrary to the long-standing published position of the Internal Revenue Service that the basis of stock received by a policyholder in the course of a mutual insurance company’s demutualization in a series of transactions that constitute a reorganization within the meaning of Section 368(a) of the Code is zero. We understand that the government has appealed the court’s decision.
     The plan of conversion and the law considered by the court in Fisher were substantially different than Penn Millers Mutual’s plan of conversion and the corresponding law of Pennsylvania. Nevertheless, if the principles articulated by the court in Fisher were determined to be applicable to the subscription offering: (a) eligible members would not be required to recognize any income or gain upon the receipt of subscription rights with a fair market value if the fair market value of the subscription rights did not exceed the eligible policyholder’s cost basis in its Penn Millers insurance policy as a whole; and (b) the basis of the shares of our common stock purchased by an eligible member pursuant to the exercise of subscription rights would equal the sum of the purchase price of the stock plus the eligible member’s adjusted tax basis in the subscription rights that are exercised.
     You should consult your tax advisors with respect to the potential tax consequences to you of the receipt, exercise and lapse of subscription rights and the determination of your adjusted tax basis in your shares of our common stock, based on your particular circumstances.
Information Reporting and Backup Withholding
     We must report annually to the Internal Revenue Service and to each holder the amount of dividends or other distributions we pay to such holder on its shares of our common stock and the amount of tax withheld with respect to those distributions, regardless of whether withholding is required.
     The gross amount of dividends and proceeds from the disposition of shares of our common stock paid to a holder that fails to provide the appropriate certification in accordance with applicable U.S. Treasury regulations generally will be subject to backup withholding at the applicable rate (currently 28 percent).
     Backup withholding is not an additional tax. Any amounts we withhold under the backup withholding rules may be refunded or credited against the holder’s U.S federal income tax liability, if any, by the Internal Revenue Service if the required information is furnished to the Internal Revenue Service in a timely manner.
     DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH ELIGIBLE MEMBER AND EACH OTHER PROSPECTIVE PURCHASER OF SHARES OF OUR COMMON STOCK IN THE OFFERING IS URGED TO CONSULT HIS OR HER TAX AND FINANCIAL ADVISOR.
Interpretation of the Plan of Conversion
     All interpretations of the Plan by a majority of the board of directors of Penn Millers Mutual and the board of directors of the Holding Company will be final, subject to the limitations of applicable law.
Amendment and Termination
     This Plan may be substantively amended at any time by the Board of Directors of Penn Millers Mutual as a result of comments from regulatory authorities, including the Pennsylvania Insurance Department, or for any other reason. This Plan may be terminated at any time by and in the sole discretion of the Board of Directors of Penn Millers Mutual
Certain Benefits to Employees & Directors
          The ESOP is expected to purchase 9.99% of the shares of Holding Company common stock sold in the Conversion, which will be awarded to substantially all employees without payment by such persons of cash consideration. Under the ESOP, shares of Holding Company common stock will be allocated annually to employees of the Company and its subsidiaries over a 10 year period on the basis of their respective annual wages. Employees must be employed at least 1,000 hours in a calendar year in order to receive an allocation. In addition, the Holding Company intends to adopt a Stock-Based Incentive Plan pursuant to which the Holding Company intends: (i) to award to employees and directors of the Holding Company and its affiliates up to 4% of the number of shares of Holding Company common stock sold in the Conversion without payment, and (ii) grant options to acquire Holding Company common stock to employees and directors of the Holding Company and its affiliates, in an amount up to 10% of the number of shares of Holding Company common stock sold in the Conversion. The Stock-Based Incentive Plan is subject to approval by the Holding Company’s shareholders at the first meeting of shareholders to be held no sooner than six months after the consummation of the Conversion. No decisions concerning the number of shares to be awarded or options to be granted to any director or employee have been made at this time. For a more detailed description of the benefits to employees and directors, see the accompanying prospectus.
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF COMPANY
          The following is a summary of certain provisions of the Amended and Restated Articles of Incorporation of Penn Millers Mutual attached hereto as Exhibit B. The amended and restated articles of incorporation will become effective upon the completion of the Conversion.
          Penn Millers Mutual’s Amended and Restated Articles of Incorporation will authorize Penn Millers Mutual to issue 1,000,000 shares of common stock, $0.01 par value per share. All of Penn Millers Mutual’s outstanding common stock will be issued to and owned by the Holding Company. Accordingly, exclusive voting rights with respect to the affairs of Penn Millers Mutual after the Conversion will be vested in the Board of Directors of the Holding Company. Penn Millers Mutual’s Amended and Restated Articles of Incorporation will provide that such Articles may be amended only if such amendment is approved by the Board of Directors of Penn Millers Mutual, and, if and to the extent required by law, approved by the Department and the shareholders of Penn Millers Mutual (i.e., the Holding Company).

          A vote in favor of the Plan also will constitute a vote to approve the Amended and Restated Articles of Incorporation of Penn Millers Mutual.
RECOMMENDATION OF THE BOARD OF DIRECTORS
          THE BOARD OF DIRECTORS OF PENN MILLERS MUTUAL UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PLAN AND THE RELATED AMENDED AND RESTATED ARTICLES OF INCORPORATION. VOTING IN FAVOR OF THE PLAN WILL NOT OBLIGATE YOU TO PURCHASE COMMON STOCK IN THE OFFERING.
ADDITIONAL INFORMATION
          YOUR BOARD OF DIRECTORS URGES YOU TO CONSIDER CAREFULLY THIS PROXY MATERIAL AND, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, TO FILL IN, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD(S) AS SOON AS POSSIBLE TO ASSURE THAT YOUR VOTES WILL BE COUNTED. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE SPECIAL MEETING. YOU MAY REVOKE YOUR PROXY BY WRITTEN INSTRUMENT DELIVERED TO THE SECRETARY OF PENN MILLERS MUTUAL AT ANY TIME PRIOR TO OR AT THE SPECIAL MEETING OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.
          THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE HOLDING COMPANY COMMON STOCK. SUCH OFFERS MAY BE MADE ONLY BY THE PROSPECTUS.

BY ORDER OF THE BOARD OF DIRECTORS

Douglas A. Gaudet
President, Chief Executive Officer and Director

                    , 2009
Wilkes-Barre, Pennsylvania

IF YOU HAVE ANY QUESTIONS, PLEASE CONTACT US AT (877) 764-2743, BETWEEN THE HOURS OF 10:00 A.M. AND 4:00 P.M.

PENN MILLERS MUTUAL HOLDING COMPANY
          I/We hereby appoint                     , or any one of them acting in the absence of the other, as proxyholders, each with the power to appoint his or her substitute, and hereby authorize them to represent me/us and to vote for me/us as designated on the reverse side, at the Special Meeting of Members to be held on October 15, 2009, or any adjournment thereof.
          This proxy, if properly signed, will be voted in the manner directed on the reverse side. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE PLAN OF CONVERSION AND THE RELATED AMENDMENT AND RESTATEMENT OF PENN MILLERS MUTUAL’S ARTICLES OF INCORPORATION. VOTING IN FAVOR OF THE PLAN WILL NOT OBLIGATE YOU TO PURCHASE COMMON STOCK IN THE OFFERING. This proxy will be voted, in the discretion of the proxyholders, upon such other business as may properly come before the Special Meeting of Members or any adjournment thereof.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PENN MILLERS MUTUAL.
Please vote and sign on the other side.
          ☑      Please mark your vote as in this example.
          THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING:
          Approval of the Plan of Conversion and the related Amendment and Restatement of Penn Millers Mutual’s Articles of Incorporation.
          FOR    ☐       AGAINST     ☐

The undersigned hereby acknowledges receipt of the Proxy Statement dated ___________, 2009 and hereby revokes any proxy or proxies heretofore given to vote at said meeting or any adjournment thereof.

(PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED PROXY REPLY ENVELOPE)

Signature                                                                                   Date                     , 2009
Only one signature is required in the case of joint members. Please sign exactly as name appears hereon.

EXHIBIT “A”
PLAN OF CONVERSION

EXHIBIT “B”
ARTICLES OF INCORPORATION

[Penn Millers Mutual Holding Company]
A REQUEST THAT YOU VOTE
Dear Member:
As a follow-up to our recent mailing, this is to remind you that your vote is very important.
The Board of Directors of Penn Millers Mutual Holding Company has voted unanimously in favor of a plan to convert from a Pennsylvania mutual holding company to a Pennsylvania stock holding company. As part of this plan, we have formed Penn Millers Holding Corporation, which will become the parent holding company of Penn Millers Mutual, and Penn Millers Mutual will become the stock holding company of Penn Millers Insurance Company. We are converting Penn Millers Mutual so that we may obtain capital to support and grow our operations and so that members/policyholders, directors, officers and employees may purchase our stock and share in our success.
To accomplish the conversion, your participation is extremely important. On behalf of the Board, I ask that you help us meet our goal by casting your vote in favor of the plan of conversion and mailing your signed proxy card immediately in the enclosed [COLOR] postage-paid envelope marked “PROXY RETURN.” Should you choose to attend the special meeting of members and vote in person, you may do so by giving written notice of revocation to the Secretary of Penn Millers Mutual. If you have multiple policies at Penn Millers Insurance Company, you may receive more than one mailing. If you do receive more than one proxy card, please vote, sign and return each one.
If the plan of conversion is approved let me assure you that:
•	Existing insurance coverage under your policy with Penn Millers Insurance Company will not undergo any change as a result of the conversion.

•	Voting for approval of the plan will not obligate you to buy any shares of common stock.
If you have any questions after reading the enclosed material, please call our Stock Information Center at (888) 764-2743, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m.
Sincerely,
Douglas A. Gaudet
President and Chief Executive Officer

PROXY REQUEST
WE NEED YOUR VOTE
Dear Member:
Your vote on our plan of conversion has not yet been received. Your vote is very important to us. Please vote, sign and mail the enclosed proxy card today.
Remember: Voting does not obligate you to buy shares of common stock. Your Board of Directors has approved the plan of conversion and urges you to vote in favor of the plan of conversion. Your existing insurance coverage under your policy will not undergo any change as a result of the conversion.
A postage-paid envelope is enclosed with the proxy card. If you have any questions, please call our conversion center at (877) 764-2743.
Sincerely,
Douglas A. Gaudet
President and Chief Executive Officer
Please vote today by returning all proxy cards received.